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                                                                   EXHIBIT 23(a)





                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement (Form S-8 for the registration of 36,367 shares of SouthTrust Corporation common stock in connection with the Stock Option Plan for Conversion of The Bank of Bradenton Stock Options and the Stock Option Plan for Conversion of First Columbus Community Bank & Trust Company Stock Options) of our report dated February 4, 1994 incorporated by reference in SouthTrust Corporation's Form 10-K for the year ended December 31, 1993 and to all references to our Firm included in or made a part of the Registration Statement.


                                                       /s/ Arthur Andersen & Co.

Birmingham, Alabama
August 11, 1994